EXHIBIT 2.1

ASSET PURCHASE AGREEMENT BETWEEN SPBG FRANCHISING, INC. AND
BREAD GARDEN FRANCHISING, INC. DATED SEPTEMBER 30, 2008

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into by and between SPBG Franchising, Inc., a British Columbia corporation, (the “Purchaser”), and Bread Garden Franchising, Inc., a British Columbia corporation (“Seller”), effective as of the 30th day of September 2008.

RECITALS

WHEREAS, Seller is in the business of franchising a restaurant concept known as Bread Garden Urban Cafes primarily in British Columbia, Canada (the “Business”); and

WHEREAS, Purchaser is a wholly owned subsidiary of Spicy Pickle Franchising, Inc. (“SPFI”), a Colorado company that is in the business of franchising and operating Spicy Pickle Restaurants in the United States; and

WHEREAS, the Seller leases the real property for the business premises subject to that original lease between Pacific Center Leaseholds Ltd. & Seller dated December 2, 2005 (the “Lease”); and

WHEREAS, this Agreement contemplates a transaction in which the Purchaser desires to purchase, and the Seller desires to sell, all of the Assets, as defined below, of the Seller on the terms and subject to the conditions hereinafter set forth and in return for certain shares of SPFI common stock, and warrants; and

WHEREAS, the Purchaser and Seller wish to make certain covenants, representations and warranties to each other in connection with the proposed purchase and sale, and to set forth the terms and conditions of the transaction.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the mutual promises, covenants, representations, warranties and conditions hereinafter set forth, Purchaser and Seller hereby agree as follows:

ARTICLE I
Purchase and Sale of Assets

1.1
Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller all of the right, title and interest of Seller in and to the following assets of the Seller (all of which assets of the Seller are hereinafter collectively referred to as the "Assets"):

1.1.1.	Assets. Any and all of the Seller’s:

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a)	right, title, and interests pertaining to any and all franchise agreements, including but not limited to those agreements listed in Exhibit 1.1.1(a) (“Franchise Agreements”);
b)
tangible personal property (including, but not limited to, fixed assets, machinery, equipment, inventory, fixtures, construction in progress, furniture, furnishings, supplies, materials, material handling equipment, implements, parts and tools that are owned by Seller and located at the Business and any and all advertising and marketing materials) and any and all other assets intended for use pursuant to the Business; including, but not limited to those assets described in Exhibit 1.1.1(b) attached hereto and incorporated herein by reference;

c)
Intellectual Property, as defined below, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, but not limited to, the name Bread Garden Franchising, Inc. and the domain name bgfranchising.com;

d)
right, title, and interest in and related to the Bread Garden® concept, including but not limited to all right, title, and interest as acquired and amended through the following agreements between BG Franchising, Inc. and The Spectra Group of Great Restaurants, Inc., and as acquired and assigned by BG Franchising, Inc. to Bread Garden Franchising, Inc. through an Assignment and Assumption Agreement dated April 7, 2005: The Master Transaction Agreement, dated May 6, 2004, the Canadian Trade-Mark License Agreement, dated May 6, 2004, and the Settlement and Amendment Agreement, dated February 11, 2005 (the “Spectra Agreements”);

e)
books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

f)
accounts, notes and other receivables, securities, claims, deposits (the Purchaser shall reimburse the Seller for the amount of the lease deposit pursuant to Section 1.10 of this Agreement), prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes);

g)	approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;
h)
leasehold improvements (including but not limited to the interest in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances that are owned by Seller and situated on, forming part of or intended for use at the Business);

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i)	right and title under the Lease; and

The Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement).

The term “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, recipes, compositions, preparation and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

1.1.2.
Prior to or at the Closing, the Seller shall furnish the Purchaser with all of its information regarding the Seller’s prospective franchisees, investors, letters of intent, proposals, customer lists, and any other documents or leads in connection with the sale of franchisees, locations of cafes, or in any way related to the Business (collectively, “Business Dealings”).  Exhibit 1.1.2 shall include a complete and correct list of all of the contact information as applicable regarding the Business Dealings and a general description related thereto.   The Assets shall include an exclusive right for the Purchaser, including against the Seller, to any and all rights, title and interest related to the Business Dealings.

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1.1.3.
All of the Seller’s goodwill and copies of books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, all of Seller’s employment and personnel records and any and all other records relating or pertaining to Seller’s Business including all sales records and similar data (hereinafter collectively referred to as the "Records"); the Seller shall deliver to the Purchaser copies of the Records within 5 (five) business days upon the written request of the Purchaser.

1.1.4.
All of the Seller’s right and title in and to any agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, and other similar arrangements as expressly described in Exhibit 1.1.4.

1.2	Purchase Price for the Assets; The Purchaser agrees to pay to the Seller at the Closing the following consideration (the “Purchase Price”):
(i)	4,500,000 shares of common stock, $0.001 par value, of SPFI (“SPFI Stock”);
(ii)
Purchaser shall issue an additional 677,500 shares of common stock, $0.001 par value, of SPFI, which are not subject to the lock-up agreement pursuant to Section 1.7 of this Agreement (“Additional Shares”);

(iii)	five-year warrants to purchase 2,700,000 shares of SPFI common stock at 150% of the closing price of SPFI common stock on the date of the Closing (“SPFI Warrants”); and
(iv)
Purchaser shall issue additional five-year warrants to purchase 338,750 shares of SPFI common stock at $0.615 price per share, which are not subject to the lock-up agreement pursuant to Section 1.7 of this Agreement (“Additional Warrants”).

The SPFI Warrants and the Additional Warrants shall be exercisable for five years, cannot be exercised cashless and must be exercised or will expire.

1.3
Liabilities of Seller.  Anything contained in this Agreement to the contrary notwithstanding, the Seller shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities of the Seller and its Business, prior to the close of business, the day before the Closing Date (as defined in Section 5.1). The Purchaser does not and shall not assume, agree to pay or pay any debts, obligations, duties or liabilities of any nature of the Seller or its Business, regardless of whether any such debt, obligation, duties, tax or liability arises under any contract, agreement, practice, arrangement, statute, law, ordinance,

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rule, regulation or otherwise, and nothing in this Agreement or otherwise is intended or shall be construed to the contrary.

1.5
Present and Reasonably Equivalent Value.  The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between the Purchaser and the Seller and will be accomplished at Closing Date contemporaneously.  The transactions contemplated by this Agreement represent a regularly conducted, non-collusive sale, and have been negotiated by the parties and their respective professional advisors in an arm's-length manner with due regard for the respective obligations of the parties and value of the assets transferred.

1.6
Removal of Assets.  The Seller shall assemble by the time of Closing on the Closing Date and thereafter maintain or cause to be delivered to premises, where the Business is located, all of the Assets being purchased by the Purchaser.

1.7
Lock-up Agreement. As a principle part of the Purchaser’s inducement to participate in this Agreement, any or all shares of SPFI Stock and any and all SPFI Warrants shall be subject to the form of Lock-up Agreement attached as Exhibit 1.7.

1.8
Confidentiality.  The Parties acknowledge that any information, material or documentation received or observed by it in relation to this Agreement or the transactions contemplated by this Agreement either before or after execution of this Agreement is confidential. The Purchaser will only use or disclose such confidential information in accordance with the provisions of the Personal Information Protection Act (British Columbia). The Purchaser shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation; provided that the foregoing will not prevent the Purchaser from disclosing or making available to its accountants, professional advisors and bankers and other lenders, whether current or prospective, any such information, materials and documentation on a confidential basis for the purpose of carrying out the transactions contemplated by this Agreement.

1.9
Lease Deposit. The parties agree that, in addition to the Purchase Price, at the Closing the Purchaser shall reimburse the Seller for the lease deposit with respect to the Lease in the amounts of CDN $7,000.00.

ARTICLE II
Representation and Warranties of Seller

The Seller represents and warrants to the Purchaser as follows:

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2.1
Due Organization; Good Standing.  Seller is a duly incorporated and validly existing company under the Business Corporations (British Columbia), validly existing and in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies.  Seller has full right, power, and authority to own its properties and assets, and to carry on its business as now being conducted.  Seller is duly licensed, qualified and authorized to do business as a limited company, and is in good standing in the jurisdiction in which the property and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

2.2
Authority.  Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, acknowledgement and delivery of this Agreement by the Seller and the performance by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and shareholder action.  This Agreement has been duly executed, acknowledged and delivered by the Seller and represents the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their terms, except as such enforcement may be affected by bankruptcy or insolvency laws and except with regard to the power of courts of equity to reform certain documents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

2.3
Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller, and the consummation of the transactions contemplated by this Agreement will not (i) violate or require any consent, approval, or filing under, (a) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as "Laws") of any federal, provincial, state or local government (collectively referred to throughout this Agreement as "Governments") or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as "Governmental Agencies"), or (b) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or any of the Assets are bound; (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Assets pursuant to, (a) the Seller’s Articles or Bylaws, (b) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which the Seller is a party or by which the Seller or any of the Assets is bound, or (c) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or

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Governmental Agency by which the Seller or any of the Assets is bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

2.4
Books, Records and Financial Statements.  Seller has made and will make available for inspection by the Purchaser within 5 (five) business days upon written request all the books and records of Seller pertaining to the Business.  Such books, records and financial statements of Seller have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to the Purchaser by Seller is and shall be true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.  The books and records fairly and correctly set out and disclose in all material respects the financial position and condition, and all revenues, expenses and results of operations, of the Business and all material financial transactions of the Seller relating to any of the Assets or the Business have been accurately recorded in the books and records, all of which are under the exclusive ownership and direct control of the Seller (including all means of access thereto and therefrom) and the Seller has original or true copies of all such books and records in its possession.

2.5
Absence of Certain Changes or Events.  Seller has conducted its business only in the ordinary course, and, as of the date of this Agreement, there has not been (i) any material adverse change, alone or in the aggregate, in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Seller since April 1, 2008; or (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Seller’s equity.

2.6
Absence of Liabilities.  As of the Closing Date, Seller will have no liabilities or obligations past due of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise, including but not limited to liabilities or obligations for rent, services or supplies provided prior to Closing.

2.7
Litigation.  Exhibit 2.7  contains a complete and accurate listing and description of all current, pending and, to the knowledge of the Seller, threatened, actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, and other proceedings, of, by, against, or relating to, the Seller, any of the Assets or the Business. There is no other suit, action or proceeding pending, or, to the knowledge of Seller, threatened against or affecting Seller which is reasonably likely to have a material adverse effect on Seller, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect (“Other Litigation”).  The Seller represents and warrants that there is no Other Litigation and shall indemnify the Purchaser from any and all potential liability of the Seller related to the litigation listed in Exhibit 2.7 and any liability of the Seller related to Other Litigation, pursuant to Section 6.8 of this Agreement.

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2.8
Compliance Directives: Except as disclosed in Exhibit 2.8, there is no outstanding compliance directive or work order relating to any of the Assets or the Business from any police or fire department, sanitation or health authority, environmental agency or any other Governmental Agency, nor does the Seller have notice that there is any matter under formal consideration by any such authority relating to the Seller, the Business or any of the Assets.

2.9	No Seizure. There is no appropriation, expropriation or seizure of any of the Assets that is pending or, to the knowledge of the Seller, that has been threatened.

2.10
Reviewable Transactions. The Seller did not acquire any of the Assets in a transaction that is reviewable under the Investment Canada Act (Canada) or that requires notice or is reviewable under the Competition Act (Canada).

2.11
Assets.  Seller has good and marketable title to the Assets free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever. All of the Equipment is in good repair and good operating condition, fit for its intended purposes, and is adequate for the continuation of Seller’s business.

2.12
Lease and Leased Premises.  The Lease is valid and subsisting and is in full force and effect and without amendment thereto. There are no other leases, agreements to lease or tenancy arrangements relating to real property to which the Seller is a party and which relate to the Business. The Seller has not previously assigned any of the Lease nor sublet its interest under the Lease. The Seller has not released any of the other parties to any of the Lease from the performance of any of their obligations thereunder. The Seller is not in breach of any of the terms of any of the Lease and the Seller is not aware of any of the other parties to the Lease being in breach of any of the terms thereof, and no event or condition has occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of the Lease.  The Seller has made a correct and complete copy of the Lease available to the Purchaser as set out in Exhibit 2.12.

2.13
Other Contracts. Seller represents that there are no other written or oral contracts, agreements, loan agreements, leases, mortgages or commitments (“Other Contracts”) to which and of the Seller is a party or may be bound.  If such Other Contracts are in existence, they are valid and in full force and effect on the date hereof, and Seller has not violated any provision of, or committed or failed to perform any act which would constitute a default under the provisions of, any Other Contract. True and complete copies of all Other Contracts, together with all amendments thereto have been delivered to the Purchaser or made available for inspection prior to Closing.

2.14
Licenses, Permits.  Seller owns or possesses for the construction and operation of the Business all material licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise (“Authorization”), which are

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necessary for it to conduct its business as now conducted.  The Seller is not in material default, and has not received any notice of any claim of default, with respect to any such Authorization or any notice of any other claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary Authorization.  Furthermore, the Seller represents and warrants that it is in compliance with any and all relevant regulations, laws, ordinances and codes with any and all government authorities that have appropriate jurisdiction, including but not limited to all health, zoning and fire codes.  The Seller shall use its good faith and reasonable efforts to transfer all transferable Authorization to the Purchaser at or prior to the time of Closing.

2.15
Conduct of Business in Compliance with Regulatory and Contractual Requirements.  Seller has conducted and is conducting its Business in compliance with all applicable laws of all governments and governmental agencies, including but not limited to all applicable franchise laws and regulations of any kind.  Neither the real or personal properties owned, leased, operated or occupied by Seller, nor the use, operation or maintenance thereof, (i) violates any laws of any government or governmental agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

2.16
Tax Matters.   Seller has duly and timely filed or will by the Closing have duly and timely filed with all appropriate governmental agencies, all tax returns, information returns, and reports required to be filed by Seller.  Except for accruals for payroll taxes payable, income taxes payable and deferred, and any other accrued taxes (collectively, “Accrued Taxes”), Seller has paid in full all taxes (including taxes withheld from employees’ salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by Seller to all taxing authorities. Complete and correct copies of (i) the income tax returns of Seller for Seller’s two fiscal years ending 2007, as filed by Seller with the Canada Revenue Agency (“CRA”) and all provincial taxing authorities (collectively, the “Returns”), (ii) all audit reports received by Seller during the last five years and issued by CRA or any provincial taxing authorities, and (iii) all consents and agreements entered into by Seller during the last two years with CRA or any provincial taxing authorities (collectively, the “Tax Agreements”) as received by Purchaser are collectively and incorporated by reference herein. All information reported on the Returns is true, accurate, and complete. All claims by CRA or any provincial taxing authorities for taxes due and payable by Seller have been paid by Seller. The provisions for the Accrued Taxes are adequate for the payment of all of Seller’s liabilities for unpaid taxes (whether or not disputed). Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any governmental agency.

2.17	Residency. The Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

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2.18
GST. The Seller is a registrant for purposes of Part IX of the Excise Tax Act (Canada), and the Seller’s registration number is [number], and for the purposes of the Excise Tax Act (Canada) the Assets constitute a business or part of a business and represent all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business or part of the Business as a business.

2.19
Environmental Matters. To the best of the Seller’s knowledge, all real and leased property subject to this Agreement is free of any hazardous material and any harmful chemical or physical conditions and is free of any environmental contamination of any nature.

2.20
Employment Issues.  Seller is not in violation of any applicable equal employment opportunity, wage and hour, or any other Laws of any Government or Governmental Agency relating to employment; there are no active, pending, or threatened administrative or judicial proceedings under any Laws of any Government or Governmental Agency; there are no claims, charges, and employment related suits or controversies which have occurred within the last 10 years or are presently pending or threatened under any employment related Laws of any Government or Governmental Agency; and the Seller is not subject to any judgments, decrees, conciliation agreements and settlement agreements concerning employment related matters.

The Seller has not entered into any employment agreements with any of its employees, and all employees may be terminated at will; there is no contractual obligation or special termination or severance arrangement in respect of any of Seller’s employees; and there is no provision of any agreement or arrangement with any of the Seller’s employees, or any other legal or contractual requirement, which would obligate the Seller to require the Purchaser of the Assets to employ any of the Seller’s employees.

The Seller has paid all wages, bonuses, commissions and other benefits and sums due (and all required taxes, insurance, social security and withholding thereon), including all accrued vacation, accrued sick leave, accrued benefits and accrued payments (and pro rata accruals for a portion of a year) to its employees.

All assessments which are due or overdue and payable under the Workers’ Compensation Act (British Columbia) in relation to the Business have been paid and there are no outstanding assessments which are due or overdue and payable but unpaid. No events have occurred with respect to the Seller which, to the knowledge of the Seller, are likely to result in any significant increase in any workers’ compensation board assessment or any similar assessment payable by the Seller.

The books and records accurately set out all banked vacation entitlement, regular and supplementary vacation pay, banked and deferred overtime compensation,

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time-off entitlement, severance, banked sick leave, retirement benefits and benefits due or accruing under Benefit Plans (as defined below) to all employees.

With the sole exception of the specific employment or consulting agreement(s) attached as Exhibit 2.20 and executed contemporaneously herewith, the Purchaser is under no obligation or duty, whether under any contract, agreement, understanding or arrangement or under any applicable Law of any Government or Governmental Agency to assume or be responsible for any obligation, duty or liability, now existing or hereafter arising, relating to or in connection with the Seller’s employees or any compensation, benefits or benefit plans in respect of the Seller’s employees, or otherwise arising out of or in connection with the transactions contemplated by this Agreement, and the Seller has made no commitment and is under no obligation to cause the Purchaser to assume or to be responsible for any such obligation, duty or liability.

2.21
Full Disclosure.  This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller, which is not disclosed in this Agreement, which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Seller’s financial condition, results of operations, business, or prospects.

2.22
Benefit Plans.  For purposes of the representations and warranties set forth below in this section, the term “Benefit Plans” is defined broadly to include all plans, programs, or arrangements (whether or not insured), and whether written or oral, which provide to employees pension, profit sharing, employee stock ownership plan, stock option, incentive bonus, surgical or other physician, hospitalization, major medical, dental, optical, prescription drug, health insurance, life insurance, accidental death and dismemberment, short-term disability, long-term disability, sick leave, vacation, severance, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, or group legal benefits, and for greater certainty includes plans or programs in which the Seller is obligated to participate by statute.  The list and description of Benefit Plans contained in Exhibit 2.22 is a complete and accurate list and description of all Benefit Plans applicable to employees together with all amendments which have been made to such plans since their inception and all of the employee benefit booklets relating thereto.  All such plans and amendments have been properly adopted or made and comply in all respects with all applicable laws. All such plans and amendments have been registered or filed with or accepted by the appropriate authorities where required. All such plans and amendments under which contributions by the Seller are intended to be deductible for income tax purposes have been filed with and accepted by Canada Revenue Agency and satisfy the registration requirements of Canada Revenue Agency in all respects (if applicable). The Seller has made, on a timely basis, all contributions required to be made to its Benefit Plans, including those required under the Benefit Plans or otherwise by law or by contract.

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2.23
Negotiations with Other Persons.  Seller shall not initiate, encourage the initiation by others, or participate in any discussions or negotiations with any other persons relating to the sale or any assets of Seller, and will promptly notify the Purchaser if any person initiates such discussions or negotiations with them.

2.24
No Brokerage.  Neither Purchaser nor Seller has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

2.25
Disclaimer of Fraudulent Intent. Seller represents and warrants that the transactions described in this Agreement have been undertaken by it in good faith, considering its obligations to any person or entity to whom the Seller owes a right to payment, whether the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "Creditors" under this paragraph), and has undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds of this transaction from any such Creditors.  Seller further represents and warrants that:  (i) it will not retain possession or control of any of the property transferred under this Agreement following the Closing, except as expressly provided in this Agreement and then only for and on behalf of the account of the Purchaser; (ii) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement, except as fully disclosed in an exhibit to this Agreement; (iii) the Seller has not removed or concealed any assets from any Creditors; (iv) the Seller has not incurred any individual or aggregate substantial debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business; (v) the Seller at closing believes in good faith that Seller will receive consideration reasonably equivalent to the value of the assets transferred under this Agreement.

2.26	Representations as to Solvency. Seller represents and warrants that:

2.26.1
Prior to and after the closing of the transactions contemplated by this Agreement, Seller will not engage in any business or transaction for which the remaining assets of the Seller are unreasonably small in relation to the business or transactions in which they undertake or intend to engage; and

2.26.2	Seller does not intend to incur or has no reasonable basis to believe that it will incur any debts beyond the Seller’s ability to pay as they become due; and

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2.26.3	Seller has and will continue to have assets greater than its debts, based upon a fair valuation; and

2.26.4	As of the date of this Agreement and at closing, Seller shall have paid and will pay its debts as they become due.

2.27
Disclosure of Contract Interests. The Seller represents and warrants that prior to closing it shall disclose to the Purchaser all of its interest in any agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, and other similar arrangements.

2.28	Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

2.29
Collection of Payables. Seller agrees that any accounts receivable that it receives after Closing that are directly related to the Assets sold herein, including but not limited to any royalty payments collected by franchisees, shall be held in trust by the Seller on behalf of the Purchaser and shall be paid to Purchaser without demand or notice within a reasonable time.

2.30
Estoppel Certificates. The Seller represents and warrants that the Estoppel Certificates, as defined below, are, collectively, a complete, current and correct representation of all of the agreements between Seller and each of its franchisees.  Seller represents and warrants that no other agreements, addendums, amendments or any other forms of obligation exist between Seller and its franchisees except what is expressly listed in the Estoppel Certificates.

2.31	Intellectual Property.

2.31.1.
The Seller owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

2.31.2.
The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon,

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misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

2.31.3.
Exhibit 2.31.3 identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Exhibit 2.31.3 also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of CDN $1,000 in the aggregate) and each material unregistered copyright used by the Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in Exhibit 2.31.3:

(A)	the Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

(B)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)	the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)
no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller Stockholders or Seller, including without limitation, a failure by the Seller Stockholders or Seller to pay any required maintenance fees).

2.31.4.
Exhibit 2.31.4 identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Exhibit 2.31.4:

(A)	the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

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(B)
the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C)
no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)	no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)	with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)	the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)
no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H)	the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

2.31.5.
To the Knowledge of any of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller: (A) the Seller has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

2.31.6.
None of the Seller Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has any Knowledge of any new products, recipes, procedures, or methods of preparation or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Seller or to limit the business of the Seller as presently conducted or as presently proposed to be conducted.

2.31.7.
The Seller has taken all necessary and desirable action to maintain and protect all of the Intellectual Property of Seller and will continue to maintain and protect all of the Intellectual Property of Seller prior to Closing so as not to adversely affect the validity or enforceability thereof.  To the Knowledge of the Seller, the owners

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of any of the Intellectual Property licensed to Seller has taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license and the Seller shall promptly notify the Purchaser if the owners of any Intellectual Property licensed to Seller fail, to the Knowledge of the Seller, to take all necessary and desirable action to maintain and protect the Intellectual Property covered by such license between now and Closing.

2.31.8.
The Seller has complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Seller shall take all steps necessary to ensure such compliance until Closing.

ARTICLE III
Representation and Warranties of Purchaser

The Purchaser represents and warrants to Seller as follows:

3.1
Organization, Standing and Power.  The Purchaser is a duly incorporated and validly existing company under the Business Corporations (British Columbia), has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification necessary.

3.2
Authority.  The Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser.  No other proceedings on the part of the Purchaser are necessary to authorize this Agreement, or the other transactions contemplated hereby.

3.3
Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to any provision of the Articles of Incorporation, ByLaws or any organizational document of the Purchaser.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement.

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ARTICLE IV
Conditions Precedent - Purchaser and Seller Contingencies

4.1	The obligations of Purchaser under this Agreement are subject to satisfaction at or before the Closing, in the Purchaser’s sole and absolute discretion, of the following conditions precedent:

4.1.1
Performance.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed by Seller to such effect.

4.1.2
Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and the Purchaser shall have received a certificate signed by Seller to such effect.

4.1.3
Inspections.  All requisite Authorizations and inspections by any authority having jurisdiction over the Business and whose approval is necessary for the operations of the Business have been completed and all necessary permits and business licenses have been issued to the Purchaser, and there are no material deficiencies which would cause the Purchaser to spend in excess of CDN $500 in aggregate to obtain such approvals.

4.1.4
Effectiveness of Lease.  The Lease is in full force and effect and will be at Closing, and allows the Purchaser to operate the Business for at least the remainder of the Lease term. Seller shall pay the rent for the month of September, 2008 and all preceding months in the lease as contemplated by the Lease pertaining to the Business’s premises.

4.1.5	Material Adverse Changes. There shall have occurred no material adverse change in the business, operations or financial condition of Seller after January 1, 2008.

4.1.6
Litigation or Proceedings.  There shall not be any litigation or other proceeding pending, threatened or related to Seller or that would restrain or invalidate the transactions contemplated by this Agreement, which, in the sole judgment of the Purchaser, would make the consummation of the Agreement imprudent.

4.1.7	Outfitting and Stocking of the Business. At the time of Closing, the Business shall be in a condition as is customary for its ordinary course of business.

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4.1.8
Asset List.  The Seller shall deliver to the Purchaser, at least five (5) days prior to the Closing Date, an updated list of the Assets, and the Seller shall permit the Purchaser a reasonable opportunity to complete to its satisfaction a walkthrough of Business and a visual inspection, where applicable, of the Assets to be sold pursuant to this Agreement.

4.1.9
Consent to Lease Assignment.  The Seller shall provide the Purchaser with a copy of the Lease then in effect along with any addendums or amendments thereto and shall acquire the written consent of the landlord and all sublessor(s) to the assignment of the Lease from Seller to Purchaser.  The assignment terms, as consented to by the landlord and sublessor(s), of the Lease assignment must be approved by the Purchaser, in its sole discretion, prior to Closing.

4.1.10
Obtaining Consents. To the extent not already obtained, Seller shall promptly use all commercially reasonable efforts to obtain and then deliver prior to Closings consents, approvals and authorizations to the assignments of the Assets where such consents, approvals and authorizations are required.  Any disagreement on what consents, approvals and authorizations are required shall be settled by the sole determination of the Purchaser.

4.1.11
Consummation of Other Agreements.  The relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits 4.2.4 (a) through 4.2.4(g) attached hereto and the same shall be in full force and effect.

4.1.12
Non-Disturbance Agreement. The Seller shall have obtained and delivered to the Purchaser a non-disturbance agreement with respect to each of the Lease(s) for the Material Leased Property, in form and substance satisfactory to the Purchaser, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”).

4.1.13
Franchise Estoppel Certificates.  The Seller shall have obtained and delivered to the Purchaser an estoppel certificate with respect to each of the Seller’s franchisees and the respective Franchise Agreements in form and substance satisfactory to the Purchaser (the “Estoppel Certificates”).

4.1.14
Satisfaction of Documentation.  All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, consents, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

4.1.15	The Seller shall have obtained and will deliver or cause to be delivered to the Purchaser:

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(A)           all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser’s counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement, and immediately registrable in all places where registration of such instruments is required;

(B)           all consents or approvals obtained by the Seller for the purpose of validly assigning the Other Contracts;

(C)           possession of the Assets;

(E)           the elections under s. 167 of the Excise Tax Act and s. 22 of the Income Tax Act in the forms attached;

(F)           duly executed releases of, or evidence to the reasonable satisfaction of the Purchaser as to the discharge of any and all liabilities which the Purchaser has not agreed to assume and which may be enforceable against any of the Assets being purchased under this Agreement;

(G)           certified copies of those resolutions of the shareholders and directors of the Seller required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Seller under this Agreement; and

(H)           from the Commissioner of Social Service Tax, a certificate in duplicate pursuant to s. 99 of the Social Service Tax Act (British Columbia) confirming that all social service taxes required to be paid or remitted up to but not including the Closing Date by the Seller in connection with the Business have been paid and shall deliver a duplicate copy thereof to the Purchaser immediately upon receipt thereof.

4.1.16
Prior to the Closing, Seller shall set aside a minimum of US$250,000 cash out of which any liabilities of the Seller that are or could become a lien on the Assets to be purchased hereunder will be satisfied and appropriate releases obtained by Seller and delivered to Purchaser at or before the Closing.

4.1.17 Intentionally Omitted.

[This space has been intentionally left blank.]

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Each of the foregoing conditions is for the exclusive benefit of the Purchaser and any such condition may be waived in whole or part by the Purchaser at or before closing by delivering to the Seller a written waiver to that effect signed by the Seller.

4.2	The obligations of Seller under this Agreement are subject to satisfaction at or before the Closing, in the Seller’s sole and absolute discretion, of the following conditions precedent:

4.2.1	Performance. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

4.2.2
Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except as otherwise contemplated by this Agreement.

4.2.3	Purchaser’s Action. All action required by the Purchaser to authorize and approve the transactions contemplated hereby shall have been taken.

4.2.4
Consummation of Other Agreements.  The relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits 4.2.4(a) through 4.2.4(g) attached hereto and the same shall be in full force and effect.

Each of the foregoing conditions is for the exclusive benefit of the Seller and any such condition may be waived in whole or part by the Seller at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Seller.

ARTICLE V
Closing

5.1
The Closing.  The Closing of the sale of the Assets and any other transaction to be consummated therewith to the Purchaser (the “Closing”) shall take place at a mutually agreeable location on a mutually agreeable date (the “Closing Date”) as soon as practicable following satisfaction or waiver of all conditions precedent to the obligations of both parties as set forth in Article IV of this Agreement, which date shall be no later than October 10, 2008.

5.2	At Closing the following shall take place:

5.2.1
Transfer Documents. The Seller shall execute and deliver to the Purchaser a bill of sale and such other documents of transfer as counsel for Purchaser shall deem necessary or appropriate to assign, convey, transfer, and

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deliver to the Purchaser good and valid title to the Assets free of any encumbrances. The bill of sale is attached hereto as Exhibit 5.2.1.

5.2.2	Payment. Purchaser shall transfer and deliver stock certificates and warrants pursuant to the Purchase Price.

5.2.3
Notice.  Seller shall deliver to Seller’s vendors a notice, in the form of Exhibit 5.2.3, notifying them of the transactions contemplated by this Agreement and that Purchaser shall be servicing their account.

5.2.4
Closing Statement.  The parties shall execute a Closing Statement, attached hereto as Exhibit 5.2.4, which, among other things, shall list the Purchase Price of the Assets at the close of business immediately prior to the Closing, any amounts due and owing between the Purchaser and Seller.

5.2.5
Lease. Seller shall execute such documents as are necessary for the assignment of the Lease, of the Business premises.  A copy of the form of Lease assignment to be executed by the parties and the Lease are attached hereto as Exhibit 5.2.5.

ARTICLE VI
Covenants Prior to Closing

6.1
Satisfaction of Conditions Precedent.  Each party shall use all reasonable efforts and good faith to cause the conditions precedent to the obligations of the parties, set forth herein, to be satisfied on or before the Closing Date.

6.2
Ordinary Course.  Between the date of this Agreement and the date of Closing, Seller shall carry on its construction, equipping, outfitting, stocking and operating of the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

6.3	Governing Documents. Seller shall not amend or propose to amend their Certificate of Organization or Operating Agreement.

6.4
No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with past practice, and the liquidation of cash, accounts receivable and any personal property which Purchaser does not desire to acquire pursuant to this Agreement, Seller shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate.

6.5	Indebtedness. Seller shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or

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rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

6.6
Access to Business and Books and Records.  Seller shall make available to Purchaser the Business premises and all of their books and records pertaining to the Businesss within 5 (five) business days upon the written request of the Purchaser.  Seller shall also provide Purchaser with the names and contacts for each of its significant customers and use its best efforts to afford access to each of such individuals and entities by Purchaser.

6.7
Satisfaction of Liabilities.  Seller agrees to pay or cause to be paid any and all liabilities and obligations of Seller, fixed or contingent, existing prior to the Closing Date or those liabilities which may become known after the Closing Date but which in fact arose prior to the Closing Date.

6.8
Seller’s Indemnification.  From and after the Closing, Seller, its officers, directors, shareholders, agents, successors, assigns, heirs and personal representatives shall indemnify and hold forever Purchaser, its successors, assigns, representatives, agents, officers, directors, shareholders and employees against and respect of:

6.8.1
Any and all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by Purchaser because of or that result from, relate to or arise out of the business, operations or assets of Seller prior to the Closing or the actions or omissions of any officer, director, shareholder, employee or agent of Seller prior to the Closing; and

6.8.2
Any and all actions, suits, claims or legal, administrative, arbitration, governmental or other procedures or investigation against Seller that relate to the business, operations or assets of Seller in which the event giving rise thereto occurred prior to the Closing or which results from or arises out of any action or inaction prior to the Closing of Seller or any director, officer, employee, agent, representative of Seller; and

6.8.3	A breach of any representation or warranty by Seller contained herein; and

6.8.4
Any and all actions, suits, claims, proceeding, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing.

The indemnification rights under this Section 6.8 are independent of and in addition to such rights and remedies as such indemnified party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to

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fulfill any covenant or agreement under or in connection with this Agreement, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

6.9
Purchaser’s Indemnification.  From and after the Closing, Purchaser, its successors, assigns, heirs and personal representatives shall indemnify and hold forever harmless Seller, its successors, assigns, representatives, agents, officers, directors, shareholders and employees against and respect of:

6.9.1
Any and all damages, losses, settlement payments, deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by Seller because of or that result from, relate to or arise out of the business, operations or assets of Seller after the Closing or the actions or omissions of any officer, director, shareholder, employee or agent of Purchaser after the Closing; and

6.9.2
Any and all actions, suits, claims or legal, administrative, arbitration, governmental or other procedures or investigation against Seller that relate to the business, operations or assets of Seller in which the event giving rise thereto occurred after the Closing or which results from or arises out of any action or inaction after the Closing of Purchaser or any director, officer, employee, agent, representative of Seller; and

6.9.3	A breach of any representation or warranty by Purchaser contained herein; and

6.9.4
Any and all actions, suits, claims, proceeding, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing.

The indemnification rights under this Section 6.9 are independent of and in addition to such rights and remedies as such indemnified party may have at law, in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement under or in connection with this Agreement, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

6.10
Risk of Loss.  All risk of loss or damage to or destruction of the Assets, in whole or in part, shall be and remain with the Seller until the Closing and all of the transactions contemplated hereby shall have been consummated. The Seller shall, promptly, following the Purchaser's execution hereof, have all of Seller’s policies of insurance insuring the Assets duly endorsed to protect the respective interests of the Seller and the Purchaser under this Agreement and shall deliver to the

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Purchaser a copy of such policy endorsement. In addition, the Purchaser may secure its own insurance for the Assets to be purchased hereunder.

6.11	Lease Assignment. The Seller shall use its good faith and reasonable efforts to obtain the consent of the landlord to the assignment of the Lease contemplated by Section 5.2.5 of this Agreement.

6.12
Compensation.  Seller shall not grant any increase in the salary or other compensation of its officers or other employees or grant any bonus to any officer or other employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or other employee of such party.

6.13
No New Severance.  Seller shall not take any action to institute any new severance or termination pay practices with respect to any directors or officers or other employees of such party or to increase the benefits payable under its severance or termination pay practices.

6.14
Retention of Seller’s Employees.  With the sole exception of any employee or consulting agreements attached as Exhibit 2.14 and executed contemporaneously herewith, Seller acknowledges that on or before the Closing Date, Purchaser may evaluate the operations of Seller and determine, among other things, whether to make offers of employment to existing employees or contractors of Seller.  This decision will be made in the best interests of Purchaser and its shareholders, and Seller shall have no claim against Purchaser for any decisions made in the course of this evaluation.

The Seller shall terminate the employment of all its employees effective at the Closing Date, and shall pay all accrued or earned and outstanding compensation owing to them as of the Closing Date, including without limitation, salary, wages, overtime, benefits, commissions, bonuses, incentive payments, sick leave pay, vacation pay and severance pay owing pursuant to their employment agreements or any collective agreement applying to them, and shall provide to the Purchaser evidence, satisfactory to the Purchaser at the Closing, that the said employees’ employment has been terminated and that they have been paid as aforesaid.

6.15	Audit Cooperation. The Purchaser may conduct an audit of the Seller’s business at any time. Seller shall permit such audit and give its reasonable and good faith assistance.

ARTICLE VII
Survival of Representations, Warranties and Agreements

7.1.	Survival of Representations by Seller. The representations, warranties, covenants and agreement made by the Seller and contained in this Agreement, or contained in

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any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Assets  provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section.

7.1.1	Except as provided in paragraphs (7.1.2) and (7.1.3) of this section, the obligations of the Seller with respect to any claim shall continue for 2 years following the Closing Date.

7.1.2
Any claim which is based on or relates to the tax liability of the Seller for a particular taxation year extends until the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such taxation year under applicable tax legislation could be issued, assuming that the Seller does not file any waiver or similar document extending such period as otherwise determined.

7.1.3	Any claim which is based on or relates to the title to the Assets or which is based on intentional misrepresentation or fraud by the Seller may be made or brought by the Purchaser at any time.

7.2
Survival of Representations by Purchaser. The representations and warranties made by the Purchaser and contained in this agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby shall survive the closing of the purchase and sale of the Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Seller or any other person, shall continue in full force and effect for the benefit of the Seller for 2 years following the Closing Date. At the end of this period, the Purchaser shall have no further obligations with respect to any representations or warranties made by the Purchaser in this agreement.

ARTICLE VIII
General Provisions

8.1
Assignment; Binding Effect.  Purchaser may assign this Agreement or any of its rights and duties hereunder to SPFI or a wholly owned subsidiary; otherwise, only with the prior written consent of Seller.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

8.2	Waiver. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

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8.3
Modifications. Except as otherwise provided herein, this Agreement may not be amended, modified, altered, supplemented, or voided except by means of the duly executed written consent of both parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of this Agreement.

8.4
Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by facsimile, or by overnight courier to the appropriate party at the following addresses:

If to Purchaser:                                                                                     If to Seller:
SPBG Franchising, Inc.
               Attn: Marc Geman
90 Madison St., Suite 700
               Denver, CO 80206

Notice shall be deemed given at the time of delivery, if personally delivered, at the time indicated on the duly completed Postal Service return receipt, if delivered by certified mail, at the time the facsimile is transmitted, if delivered by facsimile, or on the next business day after such notice is sent, if delivered by overnight courier.

8.5
Attorney’s Fees.  In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorneys' fees, incurred by the aggrieved party in any legal action, arbitration or other proceeding as a result of such default, plus interest at the highest rate allowable by law, accruing from the date of such default.

8.6
Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire Agreement among the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous agreements, representations, and understandings of the Parties.

8.7
Headings and Interpretation.  The subject headings of the articles and sections contained in this Agreement are included for the purposes or convenience only and shall not control or affect the meaning, construction or interpretation of any provision hereof.  No provision of this Agreement shall be interpreted for or against either of the parties because counsel for one of the parties drafted the provision.

8.8	Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

8.9
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.  Facsimile signatures are acceptable as originals.

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8.10
Severability.  Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

8.11	Time of Essence. Time is of the essence.

8.12
Confidentiality. The parties agree that the terms of this agreement shall be kept confidential. The Seller shall not disclose to any third party any of the terms herein or any of the negotiations related hereto without the express written consent of the Purchaser.

8.13	Recommendation of Legal Counsel. The parties acknowledge that they have had ample opportunity to consult with legal counsel before entering into this Agreement and have been recommended to do so.

8.14
Further Assurances.  Each party herby agrees that at any time after the Closing, it will execute such additional instruments and take such additional actions as may be reasonably requested by the other party to confirm or perfect or carry out the intent and purposes of this Agreement or to transfer any manufacturer’s warranties related to the Assets to the Purchaser.

8.15
Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, all legal, consulting and other expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.16
Press Releases and Public Announcements.  The Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser; provided, however, that the Seller may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Seller will use its reasonable best efforts to advise the other Purchaser prior to making the disclosure).

8.17
Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or Canada or any state or province thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in §8(p) below)], in addition to any other remedy to which it may be entitled, at law or in equity.

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8.18
Notice of Disclosure of Personal Information.  The Purchaser shall notify the employees, customers, directors, officers and shareholders whose Personal Information was disclosed that the transactions contemplated by this Agreement have taken place and that Personal Information about them has been disclosed to the Purchaser.

8.19
Set Off.   If under this Agreement or any document delivered under this Agreement, including but not limited to the Consulting Agreement with Zahir Dhanani, the Seller becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Agreement, be set off against and will apply to any sum of money or security owed by the Purchaser to the Seller until such amount has been completely set off.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SELLER:	PURCHASER:

BREAD GARDEN FRANCHISING, INC.	SPBG FRANCHISING, INC.

/s/	/s/ Marc Geman
By:	By: Marc Geman
Its: President	Its: President

By:
Its: Secretary

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